Exhibit 5.1

Office: + 852 2801 6066

Mobile: +852 9718 8740

Email: rthorp@tta.lawyer

Rockley Photonics Holdings Limited

3rd Floor 1 Ashley Road

Altrincham, Cheshire

United Kingdom, WA14 2DT

29 November 2021

Dear Sirs

Rockley Photonics Holdings Limited

We have acted as Cayman Islands legal advisers to Rockley Photonics Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability (the “Company”) in connection with the Company’s registration statement on Form S-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 (the “Act”), as amended, relating to ordinary shares of the Company with a par value of $0.000004026575398 per share (the “Selling Shareholder Shares”) to be offered and sold by Lincoln Park Capital Fund, LLC from time to time. This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion we have reviewed originals, copies, drafts or conformed copies of the documents listed in Schedule 1 to this opinion, being all of the documents necessary to form our opinion. Defined terms shall have the meanings set out in Schedule 1 or in the Registration Statement.

2	Assumptions

The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have assumed that copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

3	Opinions

Based upon, and subject to, the foregoing assumptions, and having regard to such legal considerations as we deem relevant, we are of the opinion that the Selling Shareholder Shares are duly authorized and, when allotted, issued and paid for as contemplated in the Registration Statement, the Selling Shareholder Shares will be legally issued and allotted, as fully paid and non-assessable.

In this opinion the phrase “non-assessable” means, with respect to Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the prospectus discussion of this opinion, to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ TRAVERS THORP ALBERGA

SCHEDULE 1

List of Documents Reviewed

1	the register of members of the Company provided to us on 15 November 2021;

2	the register of directors of the Company;

3	the Second Amended and Restated Memorandum and Articles of Association of the Company as filed on 11 August 2021 (the “M&A”);

4	the unanimous written resolutions of all of the directors of the Company dated 12 November 2021 (the “Board Resolutions”);

5	the Registration Statement;

6	a Purchase Agreement dated as of 15 November 2021 between the Company and Lincoln Park Capital Fund, LLC; and

7	a Registration Rights Agreement dated as of 15 November 2021 between the Company and Lincoln Park Capital Fund, LLC.